Exhibit 99.1

NetApp Appoints Carrie Palin to Board of Directors

SUNNYVALE, Calif. — February 4, 2021 — NetApp (NASDAQ: NTAP), a global cloud-led, data-centric software company, today announced that Carrie Palin, senior vice president and chief marketing officer of Splunk, provider of the Data-to-Everything™ Platform, has joined its Board of Directors. Palin’s appointment aligns with NetApp’s commitment to diversity and a refreshed Board of Directors. This brings the number of directors on the NetApp Board to nine, eight of whom are independent and half of whom have been appointed within the last five years.

“NetApp delivers innovation to meet the needs of customers navigating a rapidly changing world,” said NetApp Chief Executive Officer George Kurian. “Carrie has deep experience in strategic, customer-focused marketing and insight into how companies are using data to create new customer experiences and new business opportunities. Her experience will enable NetApp’s mission to help organizations advance their businesses through data.”

“Carrie brings with her a keen understanding of the customer journey to the cloud and how to market software and cloud services, which aligns closely to NetApp’s strategy for growth.” said Mike Nevens, chair of the NetApp Board. “We are looking forward to her partnership and contributions to NetApp’s long-term shareholder value creation.”

“NetApp’s growth is impressive and its vision for the future is compelling,” said Palin. “As we enter the next decade, it is essential for companies across all industries to better harness the power of data, and NetApp is best positioned to help customers do just that. I look forward to contributing to that journey as a member of the board.”

About Carrie Palin

Carrie is senior vice president and chief marketing officer at Splunk, where she leads Splunk’s marketing and communications strategy. While at Splunk, she has led the company through a complete brand refresh and contributed to Splunk's successful cloud transformation. As an ardent supporter of diversity, equity, and inclusion, Carrie serves as executive sponsor of both the Pride and Neurodiversity employee resource groups at Splunk, as well as Women in Technology initiatives. Prior to Splunk, Carrie was senior vice president and chief marketing officer at both SendGrid (acquired by Twilio) and Box, Inc. She served as vice president of marketing for IBM’s Cloud Data Services division and held myriad marketing leadership roles during a 16-year career at Dell. Carrie earned a B.S. in communications from Texas Christian University.

About NetApp

NetApp is a global cloud-led, data-centric software company that empowers organizations to lead with data in the age of accelerated digital transformation. The company provides systems, software, and cloud services that enable them to run their applications optimally from data center to cloud, whether they are developing in the cloud, moving to the cloud, or creating their own cloudlike experiences on premises. With solutions that perform across diverse environments, NetApp helps organizations build their own data fabric and securely deliver the right data, services, and applications to the right people—anytime, anywhere. Learn more at www.netapp.com or follow us on Twitter, LinkedIn, Facebook, and Instagram.

Press Contact:

Chris Drago

NetApp

(408) 822-6403

chris.drago@netapp.com

Investor Contact:

Lance Berger

NetApp

(408) 822-6628

lance.berger@netapp.com

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